Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Atlantic Tele-Network, Inc. Michael T. Prior, Chief Financial Officer (978) 745-8106, x 401	Commnet Wireless, LLC Mark A. Gergel, Chief Financial Officer (678) 338-5960

ATLANTIC TELE-NETWORK TO PURCHASE COMMNET WIRELESS

Commnet Provides Voice and Data Mobile Roaming Services to Rural U.S. Markets

Transaction Value is $59 million

ST. THOMAS, U.S. VIRGIN ISLANDS (July 26, 2005) - Atlantic Tele-Network, Inc. (“ATN”) (AMEX:ANK) announced today that it has signed a definitive agreement to purchase 95% of Commnet Wireless LLC in a cash transaction valued at approximately $59 million, including the repayment of approximately $5.4 million in Commnet debt. Commnet is a privately held owner and operator of wireless voice and data roaming networks in rural markets throughout the United States. Commnet is expected to generate total revenues and cash flow from operations in 2005 of approximately $23 million and $8.5 million, respectively.

ATN will fund the purchase through a combination of cash on hand and bank debt. ATN has received a conditional commitment for the required financing from a major U.S. financial institution. Post-closing, ATN expects to have up to approximately $60 million in consolidated debt outstanding, as compared to approximately $12 million as of June 30, 2005. With estimated stockholder’s equity of approximately $110 million on June 30, 2005, the transaction should leave ATN with a ratio of common equity to total capital of approximately 65%.

Management expects the transaction to close early in the fourth quarter of 2005. There are a number of customary conditions to completing the proposed transaction, including the approval of regulatory authorities and consummation of the debt financing. If closing occurs when expected, management anticipates that the transaction will be accretive to ATN’s earnings. However, due to a number of uncertainties, including the precise allocation of the purchase price to amortizing and non-amortizing intangible assets, the amount of potential accretive earnings cannot be determined at this time. It is even possible, although management thinks that it is unlikely, that the purchase price allocation could result in the transaction being modestly dilutive to net income initially.

Commnet serves national, regional and local mobile carriers by providing them with low-cost roaming services and related network support in areas that would otherwise not be cost-effective for those carriers to cover. Commnet owns and operates mobile wireless networks in rural areas of Arizona, California, Colorado, Florida, Illinois, Missouri, Montana, New Mexico, North and South Dakota, Tennessee, and Wyoming. Post-acquisition, Commnet will become a subsidiary of ATN and will continue to be managed by Brian Schuchman and his management team. Mr. Schuchman will remain a 5% owner of Commnet.

“As our stockholders know,” said Cornelius B. Prior, Jr., Chairman and CEO of ATN, “we have been looking for opportunities to acquire attractive telecom operating assets to balance our existing investments in the Caribbean. Commnet also continues our investment emphasis on wireless service in recent years, as we have grown to over 200,000 mobile subscribers today in Guyana and Bermuda. Commnet’s carrier-to-carrier wireless operations are a good addition, providing us with another, stable communications property operating in a smaller niche market with a manageable competitive environment.”

Mr. Prior continued, “Commnet is profitable and the management team has successfully overseen substantial growth in the size and breadth of their business without sacrificing quality of service. This transaction provides a promising new source of revenue and earnings, as well as an opportunity for additional U.S. mainland investments, as Commnet seeks to expand the technological scope and geographical reach of its services.”

“We are delighted to join forces with ATN” said Brian A. Schuchman, Chairman and Chief Executive Officer of Commnet. “They share our strategic vision, have a proven track record of investing in and operating successful wireless telecommunications companies, and will only enhance the value we are delivering to our customers.”

Louis J. Tomasetti, President of Commnet, added “ATN provides us with additional access to growth capital and other technical resources that will allow us to expand our network in response to the needs of our customers. With ATN’s assistance, we will continue to invest in additional network capabilities and geographic coverage and provide next-generation quality and features to our customers in under-served areas in the United States and abroad.”

Raymond James served as financial advisers to Commnet. Edwards & Angell LLP and Kelley, Drye & Warren served as counsel to ATN. Weil, Gotshal & Manges, LLP and Brown, Nietert and Kaufman served as counsel to Commnet and its selling equity holders, which include Summit Partners, a private equity firm that invested in the company in 2003.

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider. ATN also owns 44% of Bermuda Digital Communications Ltd., providing cellular voice and data services in Bermuda as Cellular One; 100% of Choice Communications, LLC, providing wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands.

Commnet Wireless, LLC, headquartered in Atlanta, Georgia, is a network-based provider of wholesale wireless services. Through strategic roaming alliances with national, regional and local wireless carriers, the Company provides its partners with affordable roaming voice and data services in rural areas throughout the United States. Commnet Wireless currently operates networks with GSM/GPRS, TDMA, CDMA and analog technologies in both the 850 MHz and 1900 MHz bands.

This release contains forward-looking statements within the meaning of the United States federal securities laws, including without limitation Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to, among other matters, ATN’s future financial performance and results of operations, management’s plans and strategy for the future, market conditions, and management’s expectations relating to the timing, financing and consummation of the Commnet transaction. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as material changes in the United States communications industry or regulation, changes in communications technology, the ability of ATN to complete the bank financing contemplated by the acquisition agreement, the ability of the parties to satisfy other conditions to the closing of the transaction (including obtaining necessary regulatory approvals), changes in Commnet’s customer and vendor relationships and the risks associated with the integration of acquired businesses. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.